EXHIBIT 99.2

PIEDMONT
OFFICE REALTY TRUST

Q4 2022

Supplemental Information

Piedmont Office Realty Trust, Inc.
Quarterly Supplemental Information

Notice to Readers:
Please refer to page 41 for a discussion of important risks related to the business of Piedmont Office Realty Trust, Inc., as well as an investment in its securities, including risks that could cause actual results and events to differ materially from results and events referred to in the forward-looking information. Considering these risks, uncertainties, assumptions, and limitations, the forward-looking statements about leasing, financial operations, leasing prospects, acquisitions, dispositions, etc. contained in this quarterly supplemental information report may differ from actual results.

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. In addition, many of the schedules herein contain rounding to the nearest thousands or millions and, therefore, the schedules may not total due to this rounding convention.
To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this report contains certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI, Property NOI, EBITDAre and Core EBITDA. Definitions and reconciliations of these non-GAAP measures to their most comparable GAAP metrics are included beginning on page 34. Each of the non-GAAP measures included in this report has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this report may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this report from time to time in light of its then existing operations.

Piedmont Office Realty Trust, Inc.
Corporate Data

Piedmont Office Realty Trust, Inc. (also referred to herein as "Piedmont" or the "Company") (NYSE: PDM) is an owner, manager, developer, redeveloper and operator of high-quality, Class A office properties located primarily in major U.S. Sunbelt markets. The Company is a fully-integrated, self-managed real estate investment trust ("REIT") with local management offices in each of its markets and is investment-grade rated by Standard & Poor’s and Moody’s. The Company was designated an Energy Star Partner of the Year for both 2021 and 2022, and it was the only office REIT headquartered in the Southeast to receive those designations. At the end of the fourth quarter of 2022, approximately 87% of the Company's square footage was Energy Star certified and approximately 50% was LEED certified. Piedmont is headquartered in Atlanta, GA.

This data supplements the information provided in our reports filed with the Securities and Exchange Commission and should be reviewed in conjunction with such filings.

	As of	As of
	December 31, 2022	December 31, 2021
Number of consolidated in-service office properties (1)	51	55
Rentable square footage (in thousands) (1)	16,658	17,051
Percent leased (2)	86.7%	85.5%
Capitalization (in thousands):
Total debt - GAAP	$1,983,681	$1,877,790
Total principal amount of debt outstanding (excludes premiums, discounts, and deferred financing costs)	$1,997,000	$1,890,000
Equity market capitalization (3)	$1,131,941	$2,262,150
Total market capitalization (3)	$3,128,941	$4,152,150
Total principal amount of debt / Total market capitalization (3)	63.8%	45.5%
Average net principal amount of debt to Core EBITDA - quarterly (4)	6.4 x	6.0 x
Average net principal amount of debt to Core EBITDA - trailing twelve months (5)	6.0 x	5.7 x
Total principal amount of debt / Total gross assets (6)	37.6%	37.1%
Common stock data:
High closing price during quarter	$10.92	$19.37
Low closing price during quarter	$8.80	$17.11
Closing price of common stock at period end	$9.17	$18.38
Weighted average fully diluted shares outstanding during quarter (in thousands)	123,633	124,412
Shares of common stock issued and outstanding at period end (in thousands)	123,440	123,077
Annual regular dividend per share (7)	$0.84	$0.84
Rating / Outlook:
Standard & Poor's	BBB / Stable	BBB / Stable
Moody's	Baa2 / Stable	Baa2 / Stable
Employees	149	134

(1)	As of December 31, 2022, our consolidated office portfolio consisted of 51 properties (exclusive of one 127,000 square foot property that was out of service for redevelopment, 222 South Orange Avenue in Orlando, FL).
(2)
Calculated as square footage associated with commenced leases plus square footage associated with executed but uncommenced leases for vacant spaces at our in-service properties, divided by total rentable in-service square footage, all as of the relevant date, expressed as a percentage. Please refer to page 23 for additional analyses regarding Piedmont's leased percentage.

(3)	Reflects common stock closing price, shares outstanding and principal amount of debt outstanding as of the end of the reporting period, as appropriate.
(4)	For the purposes of this calculation, we annualize the Core EBITDA for the quarter and use the average daily principal balance of debt outstanding during the quarter, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the quarter.
(5)	For the purposes of this calculation, we use the sum of Core EBITDA for the trailing four quarters and the average daily principal balance of debt outstanding for the trailing four quarters, less the average of cash and cash equivalents and escrow deposits and restricted cash as of the end of each quarter in the trailing four quarter period.
(6)	Total gross assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.
(7)	Total of the regular dividends per share for which record dates occurred over the last four quarters.

Piedmont Office Realty Trust, Inc.
Investor Information

Corporate
5565 Glenridge Connector, Suite 450
Atlanta, Georgia 30342
770.418.8800
www.piedmontreit.com

Executive Management

C. Brent Smith	Robert E. Bowers	George Wells
Chief Executive Officer, President	Chief Financial and Administrative Officer	Chief Operating Officer and
and Director	and Executive Vice President	Executive Vice President

Kevin D. Fossum	Edward H. Guilbert, III	Christopher A. Kollme	Damian J. Miller
Senior Vice President,	Executive Vice President, Finance,	Executive Vice President,	Executive Vice President,
Property Management and	Assistant Secretary and Treasurer	Investments	Dallas
Minneapolis	Investor Relations Contact

Laura P. Moon	Alex Valente	Robert K. Wiberg
Chief Accounting Officer and	Executive Vice President,	Executive Vice President,
Senior Vice President	Southeast Region	Northeast Region and Co-Head of
Development

Board of Directors

Frank C. McDowell	Dale H. Taysom	Kelly H. Barrett	Glenn G. Cohen
Director, Chair of the Board of Directors, and	Director, Vice Chair of the	Director, Chair of the Audit Committee,	Director, Chair of the Compensation
Member of the Compensation and Governance	Board of Directors, and Member of the	and Member of the Governance Committee	Committee, and Member of the Audit
Committees	Audit and Capital Committees		and Capital Committees

Venkatesh S. Durvasula	Mary Hager	Barbara B. Lang	C. Brent Smith
Director and Member of the Capital Committee	Director and Member of the	Director, Chair of the Governance Committee	Chief Executive Officer, President
	Governance Committee	(including ESG), and Member of the	and Director
Compensation Committee
Jeffrey L. Swope
Director, Chair of the Capital
Committee, and Member of the
Compensation Committee

Transfer Agent	Corporate Counsel	Institutional Analyst Contact	Investor Relations

Computershare	King & Spalding	Phone: 770.418.8592	Phone: 866.354.3485
P.O. Box 43006	1180 Peachtree Street, NE	research.analysts@piedmontreit.com	investor.services@piedmontreit.com
Providence, RI 02940-3078	Atlanta, GA 30309		www.piedmontreit.com
Phone: 866.354.3485	Phone: 404.572.4600

Piedmont Office Realty Trust, Inc.
Earnings Release

Piedmont Office Realty Trust Reports Fourth Quarter and Annual 2022 Results

ATLANTA, February 8, 2023--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in major U.S. Sunbelt markets, today announced its results for the quarter and year ended December 31, 2022.

Highlights for the Three Months and Year Ended December 31, 2022:

Financial Results:

	Three Months Ended		Year Ended
(in 000s other than per share amounts and %)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income/(loss) applicable to Piedmont	$75,569	$(31,750)	$146,830	$(1,153)
Net income/(loss) per share applicable to common stockholders - diluted	$0	$0	$0	$0
Gain on sale of real estate assets	$101,055	$0	$151,729	$0
Impairment losses	$25,981	$41,000	$25,981	$41,000
Core Funds From Operations ("Core FFO") applicable to common stock	$61,235	$63,009	$247,070	$245,422
Core FFO per diluted share	$0	$0	$0	$0
Increase in Same Store Net Operating Income ("Same Store NOI") - Cash Basis	1.6%		1.9%
(Decrease)\Increase in Same Store NOI - Accrual Basis	(0.7)%		1.1%
Adjusted Funds From Operations applicable to common stock	$47,082	$39,399	$178,040	$160,134
•Net income applicable to Piedmont for the three months ended December 31, 2022 included the following:
◦$101.1 million in gain on sale of real estate assets primarily associated with the previously announced sales of the Company's two Cambridge, MA properties during the fourth quarter;
◦$26.0 million of non-cash impairment losses associated with: (a) a partial write down of the Company's goodwill balance driven by the decline of the stock market and the Company's stock price during the fourth quarter; and (b) the write down of one property as a result of a reduction in the assumed hold period for that particular asset;
◦$2.2 million in severance costs associated with a reorganization of the Company's management structure during the fourth quarter; and,
◦A $6.8 million increase in interest expense driven by a higher average debt balance during the fourth quarter as a result of the acquisition of 1180 Peachtree Street in Atlanta during the third quarter and higher interest rates on the Company's variable rate debt. Other income for the fourth quarter also decreased approximately $2.5 million due to the payoff of notes receivable due from the purchaser of the Company's New Jersey Portfolio in March of 2022. This increase in interest expense and decrease in other income were partially offset by additional property operating income as a result of successful leasing, rental rate roll ups and asset recycling activity over the last twelve months.
•Net loss applicable to Piedmont for the fourth quarter of 2021 did not include any gain on sale of real estate assets or severance costs, but did include a $41.0 million impairment loss on an asset subsequently sold during 2022.
•Core FFO, which removes the impact of the gains on sale of real estate assets, impairment losses, and severance costs enumerated above, as well as depreciation and amortization expense, was $0.50 per diluted share for the fourth quarter of 2022 as compared to $0.51 per diluted share for the fourth quarter of 2021, with the $.01 per diluted share decrease primarily attributable to the $6.8 million, or $.06 per diluted share, increase in interest expense during the fourth quarter of 2022 noted above.

Leasing:

	Three Months Ended December 31, 2022	Year Ended December 31, 2022
# of transactions	42	203
Total leasing sf	433,000	2,153,000
New tenant leasing sf	164,000	763,000
Cash rent roll up	6.5%	9.7%
Accrual rent roll up	11.5%	17.2%
Leased Percentage as of period end	86.7%
•The Company completed approximately 2.2 million square feet of leasing transactions during 2022, including the largest amount of annual new tenant leasing since 2018.
•The largest new tenant lease completed during the fourth quarter was an approximately 28,000 square foot lease with Cadence Bank through 2035 at 999 Peachtree Street in Atlanta, GA.
•The largest renewal and expansion lease completed during the fourth quarter totaled approximately 58,000 square feet with Institute for Justice through 2037 at Arlington Gateway in Arlington, VA.
•The Company's scheduled lease expirations for 2023 are low, representing approximately 7% of its annualized lease revenue.
•As of December 31, 2022, the Company had approximately 1.14 million square feet of executed leases for vacant space yet to commence or under rental abatement, representing approximately $33 million of future additional annual cash revenue.
•The Company's leased percentage as of December 31, 2022 was 86.7%, up from 85.5% at December 31, 2021, and down 0.1% for the fourth quarter of 2022 due to the disposition of the 94% leased Cambridge, MA assets during the quarter.
Capital Markets:
•During the fourth quarter, the Company completed the sale of its two, 94% leased, Cambridge, MA properties, One Brattle Square and 1414 Massachusetts, resulting in a $102.6 million gain on sale of real estate assets that is included in the Company's results of operations. The combined approximately $160 million in sales proceeds from the two transactions was used to pay off the outstanding balance on the Company’s $600 million line of credit, leaving the full capacity of the line available as of December 31, 2022.
Balance Sheet (including description of a subsequent event):

	December 31, 2022	December 31, 2021
Total Real Estate Assets (in millions)	$3,501	$3,245
Total Assets (in millions)	$4,086	$3,931
Total Debt (in millions)	$1,984	$1,878
Weighted Average Cost of Debt	3.89%	2.93%
Debt-to-Gross Assets Ratio	37.6%	37.1%
Average Net Debt-to-Core EBITDA (ttm)	6.0 x	5.7 x
•During the fourth quarter, the Company addressed its largest near-term debt maturity by amending its $200 million unsecured term loan facility to extend the final maturity date to June 2025. All other terms of the facility remain unchanged.
•As previously announced, on January 31, 2023, the Company also entered into an additional new $215 million term loan facility priced at adjusted SOFR + 105 bps with a final extended maturity date of January 31, 2025. The Company intends to use the proceeds from the facility, along with a combination of cash on hand, proceeds from select property dispositions, and/or draws on its $600 million line of credit to repay its $350 million in Unsecured Senior Notes that mature June 1, 2023.

ESG and Operations:
•During the fourth quarter, Piedmont received its inaugural GRESB® assessment, achieving an overall 4 star designation and “Green Star” recognition. The Company's annual ESG Report which includes Sustainability Accounting Standards Board (SASB) metrics and information that aligns with the Task Force on Climate-related Financial Disclosures (TCFD) framework is available on the Company's website at www.piedmontreit.com/ESG.

Commenting on annual and fourth quarter results, Brent Smith, Piedmont's President and Chief Executive Officer, said, "Despite facing the challenging operating and economic environment that unfolded during 2022, we were able to accomplish a number of key objectives for the year, including the execution of approximately 2.2 million square feet of leasing at meaningfully higher rental rates and the completion of a strategic Midtown Atlanta acquisition paired with several non-core dispositions that furthered our concentration in the Sunbelt to over two-thirds of our annualized lease revenue. We also strengthened our cash position, increasing liquidity ahead of our 2023 debt maturity and bolstering our balance sheet. The fourth quarter also reflects a continuation of these same annual themes: the completion of approximately 433,000 square feet of total leasing, 164,000 square feet of which related to new tenant leases; the completion of the disposition of our Cambridge, MA assets, resulting in the recognition of a nine-digit gain; and the extension of our most near-term debt maturity. Looking ahead, we are encouraged by the approximately 230,000 square feet of leasing already executed thus far in 2023, with over 100,000 square feet of that for new tenant space, demonstrating that leasing velocity has not wavered compared to last year."

First Quarter 2023 Dividend

As previously announced, on February 1, 2023, the board of directors of Piedmont declared a dividend for the first quarter of 2023 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on February 24, 2023, payable on March 17, 2023.

Guidance for 2023

Due to higher projected interest costs, the Company is introducing the following guidance for the year ending December 31, 2023:

(in millions, except per share data)	Low	High
Net income	($1)	$1
Add:
Depreciation	144	151
Amortization	80	84
Deduct:
Gain on sale of real estate assets
Core FFO applicable to common stock	$223	$236
Core FFO per diluted share	$1.80	$1.90

The Company anticipates continued growth in its Property NOI and SSNOI during the forthcoming year ending December 31, 2023.
Executed leasing activity for 2023 is estimated to be in the range of 1.6 to 2.0 million square feet with year-end leased percentage anticipated to be between 87-88%, before the impacts of acquisition and disposition activity.
This guidance is based on information available to management as of the date of this release and reflects management's view of current market conditions, including the following specific assumptions and projections:
•The largest impact on 2023 guidance is increased interest expense. With an over 400 bps increase in the Federal Funds Rate rates during 2022 and further increases projected during 2023, along with two new floating rate term loans priced at adjusted SOFR plus 100 and 105 bps, respectively, replacing $350 million of 10-year bonds maturing in June at an effective rate of 3.43%, projected interest expense for 2023 is estimated to increase approximately $27 million over 2022 total interest expense.
•2023 guidance includes General and Administrative expenses of approximately $29 million.
•No speculative acquisitions or dispositions are included in the above guidance. The Company will adjust guidance throughout the year as such transactions occur.
Note that actual results could differ materially from these estimates and individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of any future dispositions, significant lease commencements and expirations, abatement periods, repairs and maintenance expenses, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expense, and one-time revenue or expense events.

Piedmont Office Realty Trust, Inc.
Key Performance Indicators
Unaudited (in thousands except for per share data)

This section of our supplemental report includes non-GAAP financial measures, including, but not limited to, Earnings Before Interest, Taxes, Depreciation, and Amortization for real estate (EBITDAre), Core Earnings Before Interest, Taxes, Depreciation, and Amortization (Core EBITDA), Funds from Operations (FFO), Core Funds from Operations (Core FFO), Adjusted Funds from Operations (AFFO), and Same Store Net Operating Income (Same Store NOI). Definitions of these non-GAAP measures are provided on page 34 and reconciliations are provided beginning on page 36.

	Three Months Ended
Selected Operating Data	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021

Percent leased (1)	86.7%	86.8%	87.0%	87.0%	85.5%
Percent leased - economic (2)	81.1%	80.6%	80.7%	81.4%	81.5%
Total revenues	$147,208	$144,100	$136,309	$136,149	$138,164
Net income / (loss) applicable to Piedmont	$75,569	$3,331	$7,966	$59,964	-$31,750
Net income / (loss) per share applicable to common stockholders - diluted	$0.61	$0.03	$0.06	$0.49	-$0.26
Core EBITDA	$82,186	$78,805	$75,591	$76,956	$77,130
Core FFO applicable to common stock	$61,235	$61,352	$61,620	$62,863	$63,009
Core FFO per share - diluted	$0.50	$0.50	$0.50	$0.51	$0.51
AFFO applicable to common stock	$47,082	$43,482	$48,900	$38,576	$39,399
Gross regular dividends (3)	$25,918	$25,913	$25,912	$25,899	$26,048
Regular dividends per share (3)	$0.21	$0.21	$0.21	$0.21	$0.21
Same store net operating income - accrual basis (4)	-0.7%	0.3%	2.8%	2.5%	5.2%
Same store net operating income - cash basis (4)	1.6%	-0.3%	1.8%	5.1%	5.8%
Rental rate roll up / roll down - accrual rents (5)	11.5%	37.6%	12.2%	12.9%	6.9%
Rental rate roll up / roll down - cash rents (5)	6.5%	33.1%	2.5%	4.8%	3.0%
Selected Balance Sheet Data
Total real estate assets, net	$3,500,624	$3,572,591	$3,139,587	$3,147,362	$3,245,311
Total assets	$4,085,525	$4,185,493	$3,695,554	$3,699,640	$3,930,665
Total liabilities	$2,236,270	$2,388,162	$1,879,891	$1,869,166	$2,143,242
Ratios & Information for Debt Holders
Core EBITDA margin (6)	55.8%	54.7%	55.5%	56.5%	55.8%
Fixed charge coverage ratio (7)	3.8 x	4.3 x	5.1 x	5.2 x	5.2 x
Average net principal amount of debt to Core EBITDA - quarterly (8)	6.4 x	6.2 x	5.5 x	5.9 x	6.0 x
Total gross real estate assets (9)	$4,506,328	$4,587,669	$4,117,177	$4,097,332	$4,206,993
Total debt - GAAP	$1,983,681	$2,145,408	$1,674,778	$1,669,553	$1,877,790
Net principal amount of debt (10)	$1,977,400	$2,146,156	$1,681,144	$1,672,332	$1,881,140

(1)	Please refer to page 23 for additional leased percentage information.
(2)	Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements). Due to variations in rental abatement structures, there will be variability to the economic leased percentage over time as abatements commence and expire.
(3)	Dividends are reflected in the quarter in which the record date occurred.
(4)
Please refer to the three pages starting with page 13 for reconciliations to net income and additional same store net operating income information. The statistic provided for each of the prior quarters is based on the same store property population applicable at the time that the metric was initially reported.

(5)	Please refer to page 24 for additional roll up / roll down analysis information.
(6)	Core EBITDA margin is calculated as Core EBITDA divided by total revenues.
(7)	The fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization (none during periods presented), capitalized interest and preferred dividends (none during periods presented). The Company had capitalized interest of $1,002,603 for the quarter ended December 31, 2022, $1,094,713 for the quarter ended September 30, 2022, $1,117,131 for the quarter ended June 30, 2022, $963,350 for the quarter ended March 31, 2022, and $994,675 for the quarter ended December 31, 2021.
(8)	For the purposes of this calculation, we annualize the Core EBITDA for the quarter and use the average daily principal balance of debt outstanding during the quarter, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the quarter.
(9)	Total gross assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.
(10)	Net principal amount of debt is calculated and defined as the total principal amount of debt outstanding minus cash and cash equivalents and escrow deposits and restricted cash all as of the end of the period.

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Assets:
Real estate, at cost:
Land assets	$567,244	$578,722	$521,789	$521,789	$529,941
Buildings and improvements	3,682,000	3,751,722	3,389,650	3,351,807	3,374,903
Buildings and improvements, accumulated depreciation	(915,010)	(926,357)	(892,131)	(863,306)	(861,206)
Intangible lease asset	205,074	212,248	164,194	173,017	178,157
Intangible lease asset, accumulated amortization	(90,694)	(88,721)	(85,459)	(86,664)	(83,777)
Construction in progress	52,010	44,977	41,544	50,719	43,406
Real estate assets held for sale, gross	—	—	—	—	80,586
Real estate assets held for sale, accumulated depreciation & amortization	—	—	—	—	(16,699)
Total real estate assets	3,500,624	3,572,591	3,139,587	3,147,362	3,245,311
Cash and cash equivalents	16,536	10,653	6,397	7,211	7,419
Tenant receivables, net of allowance for doubtful accounts	4,762	7,796	5,164	3,095	2,995
Straight line rent receivable	172,019	173,122	168,797	164,776	162,632
Notes receivable	—	—	—	—	118,500
Escrow deposits and restricted cash	3,064	2,191	1,459	1,457	1,441
Prepaid expenses and other assets	17,152	23,925	26,955	21,318	20,485
Goodwill	82,937	98,918	98,918	98,918	98,918
Interest rate swap	4,183	3,760	996	—	—
Deferred lease costs, gross	505,979	510,936	459,038	466,234	469,671
Deferred lease costs, accumulated amortization	(221,731)	(218,399)	(211,757)	(210,731)	(205,100)
Other assets held for sale, gross	—	—	—	—	9,389
Other assets held for sale, accumulated amortization	—	—	—	—	(996)
Total assets	$4,085,525	$4,185,493	$3,695,554	$3,699,640	$3,930,665
Liabilities:
Unsecured debt, net of discount	$1,786,681	$1,948,408	$1,674,778	$1,669,553	$1,877,790
Secured debt	197,000	197,000	—	—	—
Accounts payable, accrued expenses, and accrued capital expenditures	135,663	111,262	99,724	83,609	140,501
Deferred income	59,977	70,798	72,422	79,493	80,686
Intangible lease liabilities, less accumulated amortization	56,949	60,694	32,967	36,077	39,341
Interest rate swaps	—	—	—	434	4,924
Total liabilities	2,236,270	2,388,162	1,879,891	1,869,166	2,143,242
Stockholders' equity:
Common stock	1,234	1,234	1,234	1,233	1,231
Additional paid in capital	3,711,005	3,709,234	3,707,833	3,706,207	3,701,798
Cumulative distributions in excess of earnings	(1,855,893)	(1,905,544)	(1,882,962)	(1,865,016)	(1,899,081)
Other comprehensive loss	(8,679)	(9,194)	(12,050)	(13,573)	(18,154)
Piedmont stockholders' equity	1,847,667	1,795,730	1,814,055	1,828,851	1,785,794
Non-controlling interest	1,588	1,601	1,608	1,623	1,629
Total stockholders' equity	1,849,255	1,797,331	1,815,663	1,830,474	1,787,423
Total liabilities, redeemable common stock and stockholders' equity	$4,085,525	$4,185,493	$3,695,554	$3,699,640	$3,930,665
Common stock outstanding at end of period	123,440	123,395	123,390	123,331	123,077

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended
	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Revenues:
Rental income (1)	$117,148	$114,280	$110,244	$109,732	$111,203
Tenant reimbursements (1)	24,958	25,292	21,907	22,180	23,110
Property management fee revenue	395	303	326	651	576
Other property related income	4,707	4,225	3,832	3,586	3,275
	147,208	144,100	136,309	136,149	138,164
Expenses:
Property operating costs	59,763	59,039	53,634	53,622	56,083
Depreciation	34,788	34,941	32,372	31,515	31,952
Amortization	23,915	23,290	21,480	22,252	22,014
Impairment loss (2)	25,981	—	—	—	41,000
General and administrative	7,915	6,590	7,027	7,595	7,835
	152,362	123,860	114,513	114,984	158,884
Other income / (expense):
Interest expense	(20,739)	(17,244)	(13,775)	(13,898)	(13,917)
Other income / (expense)	408	335	(57)	2,024	2,882
Gain / (loss) on sale of real estate (2)	101,055	—	1	50,673	—
Net income / (loss)	75,570	3,331	7,965	59,964	(31,755)
Less: Net (income) / loss applicable to noncontrolling interest	(1)	—	1	—	5
Net income / (loss) applicable to Piedmont	$75,569	$3,331	$7,966	$59,964	$(31,750)
Weighted average common shares outstanding - diluted	123,633	123,697	123,679	123,510	123,742
Net income / (loss) per share applicable to common stockholders - diluted	$0.61	$0.03	$0.06	$0.49	$(0.26)
Common stock outstanding at end of period	123,440	123,395	123,390	123,331	123,077

(1)	The presentation method used for this line is not in conformance with GAAP. To be in conformance with the current GAAP standard, the Company would combine amounts presented on the rental income line with amounts presented on the tenant reimbursements line and present that aggregated figure on one line entitled "rental and tenant reimbursement revenue." The amounts presented on this line were determined based upon the Company's interpretation of the rental charges and billing method provisions in each of the Company's lease documents.
(2)
The gain on sale of real estate reflected in the fourth quarter of 2022 was primarily related to the sales of One Brattle Square and 1414 Massachusetts Avenue, both in Cambridge, MA. The impairment loss reflected in the fourth quarter of 2022 was related to (a) a partial write down of the Company's goodwill balance driven by the decline of the stock market and the Company's stock price during the fourth quarter; and (b) the write down of one property as a result of a reduction in the assumed hold period for that particular asset. The gain on sale of real estate reflected in the first quarter of 2022 was primarily related to the sale of 225 and 235 Presidential Way in Woburn, MA. The impairment loss reflected in the fourth quarter of 2021 was related to a reduction in the holding period assumptions for Two Pierce Place in Itasca, IL. Two Pierce Place was subsequently sold in the first quarter of 2022.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended				Twelve Months Ended
	12/31/2022	12/31/2021	Change ($)	Change (%)	12/31/2022	12/31/2021	Change ($)	Change (%)
Revenues:
Rental income (1)	$117,148	$111,203	$5,945	5.3%	$451,404	$427,174	$24,230	5.7%
Tenant reimbursements (1)	24,958	23,110	1,848	8.0%	94,337	87,445	6,892	7.9%
Property management fee revenue	395	576	(181)	(31.4)%	1,675	2,496	(821)	(32.9)%
Other property related income	4,707	3,275	1,432	43.7%	16,350	11,595	4,755	41.0%
	147,208	138,164	9,044	6.5%	563,766	528,710	35,056	6.6%
Expenses:
Property operating costs	59,763	56,083	(3,680)	(6.6)%	226,058	210,932	(15,126)	(7.2)%
Depreciation	34,788	31,952	(2,836)	(8.9)%	133,616	120,615	(13,001)	(10.8)%
Amortization	23,915	22,014	(1,901)	(8.6)%	90,937	85,992	(4,945)	(5.8)%
Impairment loss (2)	25,981	41,000	15,019	36.6%	25,981	41,000	15,019	36.6%
General and administrative	7,915	7,835	(80)	(1.0)%	29,127	30,252	1,125	3.7%
	152,362	158,884	6,522	4.1%	505,719	488,791	(16,928)	(3.5)%
Other income / (expense):
Interest expense	(20,739)	(13,917)	(6,822)	(49.0)%	(65,656)	(51,292)	(14,364)	(28.0)%
Other income / (expense)	408	2,882	(2,474)	(85.8)%	2,710	10,206	(7,496)	(73.4)%
Gain / (loss) on sale of real estate (3)	101,055	—	101,055	100.0%	151,729	—	151,729	100.0%
Net income / (loss)	75,570	(31,755)	107,325	338.0%	146,830	(1,167)	147,997	12,681.8%
Less: Net (income) / loss applicable to noncontrolling interest	(1)	5	(6)	(120.0)%	—	14	(14)	(100.0)%
Net income / (loss) applicable to Piedmont	$75,569	$(31,750)	$107,319	338.0%	$146,830	$(1,153)	$147,983	12,834.6%
Weighted average common shares outstanding - diluted	123,633	123,742			123,524	123,978
Net income / (loss) per share applicable to common stockholders - diluted	$0.61	$(0.26)			$1.19	$(0.01)
Common stock outstanding at end of period	123,440	123,077			123,440	123,077

(1)	The presentation method used for this line is not in conformance with GAAP. To be in conformance with the current GAAP standard, the Company would combine amounts presented on the rental income line with amounts presented on the tenant reimbursements line and present that aggregated figure on one line entitled "rental and tenant reimbursement revenue." The amounts presented on this line were determined based upon the Company's interpretation of the rental charges and billing method provisions in each of the Company's lease documents.
(2)
The impairment loss for the three months and the twelve months ended December 31, 2022 was related to (a) a partial write down of the Company's goodwill balance driven by the decline of the stock market and the Company's stock price during the fourth quarter; and (b) the write down of one property as a result of a reduction in the assumed hold period for that particular asset. The impairment loss for the three months and the twelve months ended December 31, 2021 was related to a reduction in the holding period assumptions for Two Pierce Place in Itasca, IL. Two Pierce Place was subsequently sold in the first quarter of 2022.

(3)	The gain on sale of real estate for the three months ended December 31, 2022 was primarily related to the sales of One Brattle Square and 1414 Massachusetts Avenue, both in Cambridge, MA. The gain on sale of real estate for the twelve months ended December 31, 2022 was primarily related to the sales of One Brattle Square and 1414 Massachusetts Avenue, both in Cambridge, MA, and 225 and 235 Presidential Way in Woburn, MA.

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands except for per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021

GAAP net income / (loss) applicable to common stock	$75,569	$(31,750)	$146,830	$(1,153)
Depreciation (1) (2)	34,587	31,756	132,849	119,629
Amortization (1)	23,905	22,003	90,891	85,946
Impairment loss	25,981	41,000	25,981	41,000
Loss / (gain) on sale of properties	(101,055)	—	(151,729)	—
NAREIT funds from operations applicable to common stock	58,987	63,009	244,822	245,422
Adjustments:
Severance costs associated with fourth quarter 2022 management reorganization	2,248	—	2,248	—
Core funds from operations applicable to common stock	61,235	63,009	247,070	245,422
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	926	781	3,389	2,857
Depreciation of non real estate assets	191	187	728	949
Straight-line effects of lease revenue (1)	(2,356)	(1,939)	(11,230)	(10,566)
Stock-based compensation adjustments	1,717	2,772	4,833	7,924
Amortization of lease-related intangibles (1)	(3,713)	(3,098)	(13,426)	(11,290)
Non-incremental capital expenditures (3)
Building/Construction/Development	(3,967)	(7,660)	(19,118)	(33,410)
Tenant Improvements	(2,934)	(10,223)	(20,989)	(28,892)
Leasing Costs	(4,017)	(4,430)	(13,217)	(12,860)
Adjusted funds from operations applicable to common stock	$47,082	$39,399	$178,040	$160,134

Weighted average common shares outstanding - diluted	123,633	124,412	123,524	124,455

Funds from operations per share (diluted)	$0.48	$0.51	$1.98	$1.97
Core funds from operations per share (diluted)	$0.50	$0.51	$2.00	$1.97

Common stock outstanding at end of period	123,440	123,077	123,440	123,077

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	Excludes depreciation of non real estate assets.
(3)	Non-incremental capital expenditures are defined on page 34.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Net income / (loss) applicable to Piedmont	$75,569	$(31,750)	$146,830	$(1,153)
Net income / (loss) applicable to noncontrolling interest	1	(5)	—	(14)
Interest expense	20,739	13,917	65,656	51,292
Depreciation (1)	34,778	31,943	133,577	120,578
Amortization (1)	23,905	22,003	90,891	85,946
Depreciation and amortization attributable to noncontrolling interests	20	22	85	84
Impairment loss	25,981	41,000	25,981	41,000
(Gain) / loss on sale of properties	(101,055)	—	(151,729)	—
EBITDAre	79,938	77,130	311,291	297,733
Severance costs associated with fourth quarter 2022 management reorganization	2,248	—	2,248	—
Core EBITDA (2)	82,186	77,130	313,539	297,733
General & administrative expenses	5,668	7,835	26,879	30,252
Non-cash general reserve for uncollectible accounts (3)	(1,000)	(965)	(3,000)	(553)
Management fee revenue (4)	(261)	(323)	(1,004)	(1,269)
Other (income) / expense (1) (5)	(193)	(2,667)	(1,847)	(9,089)
Straight-line effects of lease revenue (1)	(2,356)	(1,939)	(11,230)	(10,566)
Straight-line effects of lease revenue attributable to noncontrolling interests	(4)	1	(10)	3
Amortization of lease-related intangibles (1)	(3,713)	(3,098)	(13,426)	(11,290)
Property net operating income (cash basis)	80,327	75,974	309,901	295,221
Deduct net operating (income) / loss from:
Acquisitions (6)	(7,928)	(2,460)	(18,720)	(2,460)
Dispositions (7)	(2,342)	(4,555)	(10,714)	(17,572)
Other investments (8)	224	217	763	841
Same store net operating income (cash basis)	$70,281	$69,176	$281,230	$276,030
Change period over period	1.6%	N/A	1.9%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	The Company has historically recognized approximately $2 to $3 million of termination income on an annual basis. Given the size of its asset base and the number of tenants with which it conducts business, Piedmont considers termination income of that magnitude to be a normal part of its operations and a recurring part of its revenue stream; however, the recognition of termination income is typically variable between quarters and throughout any given year and is dependent upon when during the year the Company receives termination notices from tenants. During the three months ended December 31, 2022, Piedmont recognized $1.0 million of termination income, as compared with $0.2 million during the same period in 2021. During the twelve months ended December 31, 2022, Piedmont recognized $2.1 million of termination income, as compared with $3.0 million during the same period in 2021.
(3)	The general reserve is non-cash in nature and, therefore, any changes in the reserve are removed from the calculation of cash basis same store net operating income.
(4)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(5)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(6)	Acquisitions include 999 Peachtree Street in Atlanta, GA, purchased in the fourth quarter of 2021, and 1180 Peachtree Street in Atlanta, GA, purchased in the third quarter of 2022.
(7)	Dispositions include Two Pierce Place in Itasca, IL and 225 and 235 Presidential Way in Woburn, MA, sold in the first quarter of 2022, and One Brattle Square and 1414 Massachusetts Avenue in Cambridge, MA, sold in the fourth quarter of 2022.
(8)
Other investments include active out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects. Additional information on our land holdings can be found on page 33.The operating results from 222 South Orange Avenue in Orlando, FL, are included in this line item.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Net income / (loss) applicable to Piedmont	$75,569	$(31,750)	$146,830	$(1,153)
Net income / (loss) applicable to noncontrolling interest	1	(5)	—	(14)
Interest expense	20,739	13,917	65,656	51,292
Depreciation (1)	34,778	31,943	133,577	120,578
Amortization (1)	23,905	22,003	90,891	85,946
Depreciation and amortization attributable to noncontrolling interests	20	22	85	84
Impairment loss	25,981	41,000	25,981	41,000
(Gain) / loss on sale of properties	(101,055)	—	(151,729)	—
EBITDAre	79,938	77,130	311,291	297,733
Severance costs associated with fourth quarter 2022 management reorganization	2,248	—	2,248	—
Core EBITDA (2)	82,186	77,130	313,539	297,733
General & administrative expenses	5,668	7,835	26,879	30,252
Management fee revenue (3)	(261)	(323)	(1,004)	(1,269)
Other (income) / expense (1) (4)	(193)	(2,667)	(1,847)	(9,089)
Property net operating income (accrual basis)	87,400	81,975	337,567	317,627

Deduct net operating (income) / loss from:
Acquisitions (5)	(11,363)	(3,273)	(27,055)	(3,273)
Dispositions (6)	(2,389)	(4,663)	(10,826)	(18,400)
Other investments (7)	123	275	651	1,067
Same store net operating income (accrual basis)	$73,771	$74,314	$300,337	$297,021
Change period over period	(0.7)%	N/A	1.1%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	The Company has historically recognized approximately $2 to $3 million of termination income on an annual basis. Given the size of its asset base and the number of tenants with which it conducts business, Piedmont considers termination income of that magnitude to be a normal part of its operations and a recurring part of its revenue stream; however, the recognition of termination income is typically variable between quarters and throughout any given year and is dependent upon when during the year the Company receives termination notices from tenants. During the three months ended December 31, 2022, Piedmont recognized $1.0 million of termination income, as compared with $0.2 million during the same period in 2021. During the twelve months ended December 31, 2022, Piedmont recognized $2.1 million of termination income, as compared with $3.0 million during the same period in 2021.
(3)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(4)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(5)	Acquisitions include 999 Peachtree Street in Atlanta, GA, purchased in the fourth quarter of 2021, and 1180 Peachtree Street in Atlanta, GA, purchased in the third quarter of 2022.
(6)	Dispositions include Two Pierce Place in Itasca, IL and 225 and 235 Presidential Way in Woburn, MA, sold in the first quarter of 2022, and One Brattle Square and 1414 Massachusetts Avenue in Cambridge, MA, sold in the fourth quarter of 2022.
(7)
Other investments include active out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects. Additional information on our land holdings can be found on page 33. The operating results from 222 South Orange Avenue in Orlando, FL, are included in this line item.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Financial Components)
Unaudited (in thousands)

	Three Months Ended				Twelve Months Ended
	12/31/2022	12/31/2021	Change ($)	Change (%)	12/31/2022	12/31/2021	Change ($)	Change (%)

Revenue
Cash rental income (1)	$99,076	$97,201	$1,875	1.9%	$389,791	$380,743	$9,048	2.4%
Tenant reimbursements (2)	22,625	21,626	999	4.6%	88,876	82,464	6,412	7.8%
Straight line effects of lease revenue	755	1,627	(872)	(53.6)%	7,922	9,533	(1,611)	(16.9)%
Amortization of lease-related intangibles	1,735	2,546	(811)	(31.9)%	8,185	10,905	(2,720)	(24.9)%
Total rents	124,191	123,000	1,191	1.0%	494,774	483,645	11,129	2.3%

Other property related income (3)	3,618	3,173	445	14.0%	13,944	12,071	1,873	15.5%
Total revenue	127,809	126,173	1,636	1.3%	508,718	495,716	13,002	2.6%

Property operating expense (4)	54,254	52,075	(2,179)	(4.2)%	209,243	199,557	(9,686)	(4.9)%

Property other income / (expense)	216	216	—	—%	862	862	—	—%

Same store net operating income (accrual)	$73,771	$74,314	$(543)	(0.7)%	$300,337	$297,021	$3,316	1.1%

Less:
Straight line effects of lease revenue	(755)	(1,627)	872	53.6%	(7,922)	(9,533)	1,611	16.9%
Amortization of lease-related intangibles	(1,735)	(2,546)	811	31.9%	(8,185)	(10,905)	2,720	24.9%
Non-cash general reserve for uncollectible accounts	(1,000)	(965)	(35)	(3.6)%	(3,000)	(553)	(2,447)	(442.5)%

Same store net operating income (cash)	$70,281	$69,176	$1,105	1.6%	$281,230	$276,030	$5,200	1.9%

(1)	The increase in cash rental income for the three months and the twelve months ended December 31, 2022 as compared to the same periods in 2021 was primarily due to rental rate roll ups associated with new and renewal leasing activity along with contractual rent increases across the portfolio.
(2)	The increase in tenant reimbursements for the three months and the twelve months ended December 31, 2022 as compared to the same periods in 2021 was primarily the result of the expiration of operating expense recovery abatements at several properties in the portfolio as well as an increase in recoverable operating expenses in 2022 in comparison to 2021 due to the increased physical utilization of our buildings.
(3)	The increase in other property related income for the three months and the twelve months ended December 31, 2022 as compared to the same periods in 2021 was primarily related to increased transient parking demand across the portfolio as a result of post-pandemic increased business activity.
(4)	The increase in property operating expense for the three months and the twelve months ended December 31, 2022 as compared to the same periods in 2021 was primarily associated with increased variable operating costs as a result of increasing physical office space utilization by tenants across our portfolio.

Piedmont Office Realty Trust, Inc.
Capitalization Analysis
Unaudited (in thousands except for per share data)

	As of	As of
	December 31, 2022	December 31, 2021

Market Capitalization
Common stock price	$9.17	$18.38
Total shares outstanding	123,440	123,077
Equity market capitalization (1)	$1,131,941	$2,262,150
Total debt - GAAP	$1,983,681	$1,877,790
Total principal amount of debt outstanding (excludes premiums, discounts, and deferred financing costs)	$1,997,000	$1,890,000
Total market capitalization (1)	$3,128,941	$4,152,150
Total principal amount of debt / Total market capitalization (1)	63.8%	45.5%
Ratios & Information for Debt Holders
Total gross assets (2)	$5,312,960	$5,098,443
Total principal amount of debt / Total gross assets (2)	37.6%	37.1%
Average net principal amount of debt to Core EBITDA - quarterly (3)	6.4 x	6.0 x
Average net principal amount of debt to Core EBITDA - trailing twelve months (4)	6.0 x	5.7 x

(1)	Reflects common stock closing price, shares outstanding, and principal amount of debt outstanding as of the end of the reporting period, as appropriate.
(2)	Total gross assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.
(3)	For the purposes of this calculation, we annualize the Core EBITDA for the quarter and use the average daily principal balance of debt outstanding during the quarter, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the quarter.
(4)	For the purposes of this calculation, we use the sum of Core EBITDA for the trailing four quarters and the average daily principal balance of debt outstanding for the trailing four quarters, less the average of cash and cash equivalents and escrow deposits and restricted cash as of the end of each quarter in the trailing four quarter period.

Piedmont Office Realty Trust, Inc.
Debt Summary
As of December 31, 2022
Unaudited ($ in thousands)

Floating Rate & Fixed Rate Debt
Debt (1)	Principal Amount Outstanding		Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Floating Rate	$200,000	(3)	5.42%	29.6 months

Fixed Rate	1,797,000		3.72%	49.3 months

Total	$1,997,000		3.89%	47.4 months

Unsecured & Secured Debt
Debt (1)	Principal Amount Outstanding	Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Unsecured	$1,800,000	3.87%	45.0 months
Secured	197,000	4.10%	69.1 months

Total	$1,997,000	3.89%	47.4 months

Debt Maturities (4)
Maturity Year	Secured Debt - Principal Amount Outstanding (1)	Unsecured Debt - Principal Amount Outstanding (1)	Weighted Average Stated Interest Rate (2)	Percentage of Total

2023	$—	$350,000	3.40%	17.5%
2024	—	400,000	4.45%	20.0%
2025	—	450,000	4.93%	22.5%
2026	—	—	N/A	—%
2027	—	—	N/A	—%
2028	197,000	—	4.10%	10.0%
2029	—	—	N/A	—%
2030	—	300,000	3.15%	15.0%
2031	—	—	N/A	—%
2032	—	300,000	2.75%	15.0%

Total	$197,000	$1,800,000	3.89%	100.0%

(1)	All of Piedmont's outstanding debt as of December 31, 2022, was interest-only debt or in an interest-only payment period.
(2)	Weighted average stated interest rate is calculated based upon the principal amounts outstanding.
(3)	The amount of floating rate debt is comprised of the entire principal balance of the $200 million unsecured term loan that closed in 2022. There is an additional $600 million unsecured revolving credit facility which has a floating interest rate structure, but it had no outstanding balance as of December 31, 2022.
(4)	For loans which provide extension options that are conditional solely upon the Company providing proper notice to the loan's administrative agent and the payment of an extension fee, the final extended maturity date is reflected herein.

Piedmont Office Realty Trust, Inc.
Debt Detail
Unaudited ($ in thousands)

Facility (1)	Property	Stated Rate		Maturity	Principal Amount Outstanding as of December 31, 2022

Secured
$197.0 Million Fixed-Rate Mortgage	1180 Peachtree Street	4.10%	(2)	10/1/2028	$197,000
Subtotal / Weighted Average (3)		4.10%			$197,000

Unsecured
$350.0 Million Unsecured 2013 Senior Notes	N/A	3.40%	(4)	6/1/2023	$350,000
$400.0 Million Unsecured 2014 Senior Notes	N/A	4.45%	(5)	3/15/2024	400,000
$250.0 Million Unsecured 2018 Term Loan	N/A	4.54%	(6)	3/31/2025	250,000
$200.0 Million Unsecured 2022 Term Loan (7)	N/A	5.42%	(8)	6/18/2025	200,000
$600.0 Million Unsecured Line of Credit (9)	N/A	—%	(10)	6/30/2027	—
$300.0 Million Unsecured 2020 Senior Notes	N/A	3.15%	(11)	8/15/2030	300,000
$300.0 Million Unsecured 2021 Senior Notes	N/A	2.75%	(12)	4/1/2032	300,000
Subtotal / Weighted Average (3)		3.87%			$1,800,000

Total Debt - Principal Amount Outstanding / Weighted Average Stated Rate (3)		3.89%			$1,997,000
GAAP Accounting Adjustments (13)					(13,319)
Total Debt - GAAP Amount Outstanding					$1,983,681

(1)	All of Piedmont’s outstanding debt as of December 31, 2022, was interest-only debt or in an interest-only payment period.
(2)	Upon acquiring 1180 Peachtree Street during the third quarter of 2022, Piedmont assumed the mortgage. The stated interest rate of the loan was estimated to be an at-market rate as of the date of closing. The loan is interest-only through September 2023; effective October 1, 2023, the loan will begin amortizing based on a 30-year amortization schedule.
(3)	Weighted average is based on the principal amounts outstanding and interest rates at December 31, 2022.
(4)	The $350 million unsecured senior notes were offered for sale at 99.601% of the principal amount. The resulting effective cost of the financing is approximately 3.45% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 3.43%.
(5)	The $400 million unsecured senior notes were offered for sale at 99.791% of the principal amount. The resulting effective cost of the financing is approximately 4.48% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 4.10%.
(6)	The $250 million unsecured term loan has a stated variable interest rate; however, Piedmont entered into various interest rate swap agreements in a total notional amount equal to the size of the facility which effectively fix the interest rate for the term loan (at 4.54% as of December 31, 2022; this rate can change only with a credit rating change for the Company) through the loan's maturity date of March 31, 2025.
(7)	On December 14, 2022, Piedmont amended the facility to extend the maturity date to December 16, 2024 with one, six-month extension option available under the facility for a final maturity of June 18, 2025. All other terms of the facility remain unchanged. The final extended maturity date is presented on this schedule.
(8)	The $200 million unsecured term loan has a variable interest rate. Piedmont may select from multiple interest rate options, including the prime rate and various term SOFR rates. The all-in interest rate associated with each SOFR interest period selection is comprised of the relevant adjusted SOFR rate (comprised of the relevant base SOFR interest rate plus a fixed adjustment of 0.10%) plus a credit spread (1.00% as of December 31, 2022) based on Piedmont's then current credit rating.
(9)	All of Piedmont’s outstanding debt as of December 31, 2022 was term debt with the exception of our unsecured revolving credit facility (which had no balance outstanding as of December 31, 2022). The $600 million unsecured revolving credit facility has an initial maturity date of June 30, 2026; however, there are two, six-month extension options available under the facility providing for a total extension of up to one year to June 30, 2027. The final extended maturity date is presented on this schedule.
(10)
There was no balance outstanding under our unsecured revolving credit facility as of the end of the fourth quarter of 2022; therefore, no interest rate is presented. Had any draws been made under the $600 million unsecured revolving credit facility as of the end of the fourth quarter of 2022, the applicable interest rate would have been approximately 5.25%. Piedmont may select from multiple interest rate options with each draw under the facility, including the prime rate and various SOFR rates. The all-in interest rate associated with each SOFR interest period selection is comprised of the relevant adjusted SOFR rate (comprised of the relevant base SOFR interest rate plus a fixed adjustment of 0.10%) plus a credit spread (0.85% as of December 31, 2022) based on Piedmont's then current credit rating.

(11)	The $300 million unsecured senior notes were offered for sale at 99.236% of the principal amount. The resulting effective cost of the financing is approximately 3.24% before the consideration of transaction costs and the impact of interest rate hedges. After incorporating the results of the related interest rate hedging activity, the effective cost of the financing is approximately 3.90%.
(12)
The $300 million unsecured senior notes were offered for sale at 99.510% of the principal amount. The resulting effective cost of the financing is approximately 2.80% before the consideration of transaction costs and the impact of interest rate hedges. After incorporating the results of the related interest rate hedging activity, the effective cost of the financing is approximately 2.78%.

(13)	The GAAP accounting adjustments relate to original issue discounts, third-party fees, and lender fees resulting from the procurement processes for our various debt facilities. The original issue discounts and fees are amortized to interest expense over the contractual term of the related debt.

Piedmont Office Realty Trust, Inc.
Debt Covenant & Ratio Analysis (for Debt Holders)
As of December 31, 2022
Unaudited

		Three Months Ended
Bank Debt Covenant Compliance (1)	Required	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021

Maximum leverage ratio	0.60	0.39	0.40	0.35	0.34	0.38
Minimum fixed charge coverage ratio (2)	1.50	4.36	4.82	5.21	5.30	5.32
Maximum secured indebtedness ratio	0.40	0.04	0.04	—	—	—
Minimum unencumbered leverage ratio	1.60	2.56	2.46	2.87	2.84	2.49
Minimum unencumbered interest coverage ratio (3)	1.75	4.55	4.93	5.26	5.28	5.36

		Three Months Ended
Bond Covenant Compliance (4)	Required	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021

Total debt to total assets	60% or less	44.0%	46.8%	40.9%	40.9%	43.5%
Secured debt to total assets	40% or less	4.3%	4.3%	—%	—%	—%
Ratio of consolidated EBITDA to interest expense	1.50 or greater	4.95	5.49	5.92	6.04	6.13
Unencumbered assets to unsecured debt	150% or greater	227%	212%	245%	244%	230%

	Three Months Ended	Twelve Months Ended	Twelve Months Ended
Other Debt Coverage Ratios for Debt Holders	December 31, 2022	December 31, 2022	December 31, 2021

Average net principal amount of debt to core EBITDA (5)	6.4 x	6.0 x	5.7 x
Fixed charge coverage ratio (6)	3.8 x	4.5 x	5.4 x
Interest coverage ratio (7)	3.8 x	4.5 x	5.4 x

(1)	Bank debt covenant compliance calculations relate to the most restrictive of the specific calculations detailed in the relevant credit agreements. Please refer to such agreements for relevant defined terms.
(2)	Defined as EBITDA for the trailing four quarters (including the Company's share of EBITDA from unconsolidated interests), excluding one-time or non-recurring gains or losses, less a $0.15 per square foot capital reserve, and excluding the impact of straight line rent leveling adjustments and amortization of intangibles divided by the Company's share of fixed charges, as more particularly described in the credit agreements. This definition of fixed charge coverage ratio as prescribed by our credit agreements is different from the fixed charge coverage ratio definition employed elsewhere within this report.
(3)	Defined as net operating income for the trailing four quarters for unencumbered assets (including the Company's share of net operating income from partially-owned entities and subsidiaries that are deemed to be unencumbered) less a $0.15 per square foot capital reserve divided by the Company's share of interest expense associated with unsecured financings only, as more particularly described in the credit agreements.
(4)	Bond covenant compliance calculations relate to specific calculations prescribed in the relevant debt agreements. Please refer to the Indenture dated May 9, 2013, the Indenture and the First Supplemental Indenture dated March 6, 2014, the Second Supplemental Indenture dated August 12, 2020, and the Third Supplemental Indenture dated September 20, 2021 for defined terms and detailed information about the calculations.
(5)	For the purposes of this calculation, we use the average daily principal balance of debt outstanding during the identified period, less the average of cash and cash equivalents and escrow deposits and restricted cash as of the end of each quarter in the relevant period.
(6)	Fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends (none during periods presented). The Company had capitalized interest of $1,002,603 for the three months ended December 31, 2022, $4,177,797 for the twelve months ended December 31, 2022, and $3,693,032 for the twelve months ended December 31, 2021. The Company had no principal amortization for the twelve months ended December 31, 2022; the Company had principal amortization of $372,455 for the twelve months ended December 31, 2021.
(7)	Interest coverage ratio is calculated as Core EBITDA divided by the sum of interest expense and capitalized interest. The Company had capitalized interest of $1,002,603 for the three months ended December 31, 2022, $4,177,797 for the twelve months ended December 31, 2022 and $3,693,032 for the twelve months ended December 31, 2021.

Piedmont Office Realty Trust, Inc.
Tenant Diversification (1)
As of December 31, 2022
(in thousands except for number of properties)

Tenant	Credit Rating (2)	Number of Properties	Lease Term Remaining (3)	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Leased Square Footage	Percentage of Leased Square Footage (%)
US Bancorp	A+ / A2	3	1.4	$27,485	5.0	787	5.4
State of New York	AA+ / Aa1	1	13.7	25,254	4.6	482	3.3
Amazon	AA / A1	3	2.0	16,018	2.9	337	2.3
City of New York	AA / Aa2	1	3.4	15,200	2.7	313	2.2
Microsoft	AAA / Aaa	2	8.5	13,250	2.4	355	2.5
King & Spalding	No Rating Available	1	8.2	12,455	2.2	272	1.9
Transocean	CCC / Caa1	1	13.3	11,124	2.0	301	2.1
VMware, Inc.	BBB- / Baa3	1	4.6	8,308	1.5	215	1.5
Schlumberger Technology	A / A2	1	6.0	7,927	1.4	254	1.8
Gartner	BB+ / Ba1	2	11.5	7,592	1.4	207	1.4
Fiserv	BBB / Baa2	1	4.6	7,211	1.3	195	1.4
Salesforce.com	A+ / A2	1	6.6	7,205	1.3	182	1.3
Epsilon Data Management / subsidiary of Publicis	BBB / Baa2	1	3.5	6,667	1.2	222	1.5
Eversheds Sutherland	No Rating Available	1	3.3	6,624	1.2	180	1.2
Applied Predictive Technologies / subsidiary of MasterCard	A+ / Aa3	1	5.4	6,524	1.2	133	0.9
International Food Policy Research Institute	No Rating Available	1	6.3	6,305	1.1	102	0.7
Ryan	No Rating Available	1	3.1	6,274	1.1	170	1.2
Cargill	A / A2	1	1.0	5,497	1.0	268	1.9
Other			Various	358,372	64.5	9,465	65.5
Total				$555,292	100.0	14,440	100.0

(1)	This schedule presents all tenants contributing 1.0% or more to Annualized Lease Revenue.
(2)	Credit rating may reflect the credit rating of the parent or a guarantor. When available, both the Standard & Poor's credit rating and the Moody's credit rating are provided. The absence of a credit rating for a tenant is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating.
(3)	The metrics presented are the weighted average lease terms remaining in years weighted by Annualized Lease Revenue.

Piedmont Office Realty Trust, Inc.
Tenant Diversification
As of December 31, 2022

Percentage of Annualized Leased Revenue (%)
December 31, 2022 as compared to December 31, 2021

Piedmont Office Realty Trust, Inc.
Tenant Credit Rating & Lease Distribution Information
As of December 31, 2022

Tenant Credit Rating (1)

Rating Level	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)

AAA / Aaa	$21,973	4.0
AA / Aa	68,461	12.3
A / A	77,385	13.9
BBB / Baa	56,195	10.1
BB / Ba	20,414	3.7
B / B	7,524	1.4
Below	17,761	3.2
Not rated (2)	285,579	51.4
Total	$555,292	100.0

Lease Distribution

Lease Size	Number of Leases	Percentage of Leases (%)	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)	Leased Square Footage (in thousands)	Percentage of Leased Square Footage (%)

2,500 or Less	368	37.2	$24,957	4.5	261	1.8
2,501 - 10,000	347	35.1	67,285	12.1	1,780	12.3
10,001 - 20,000	109	11.0	55,614	10.0	1,488	10.3
20,001 - 40,000	90	9.1	93,250	16.8	2,463	17.1
40,001 - 100,000	45	4.6	107,782	19.4	2,775	19.2
Greater than 100,000	30	3.0	206,404	37.2	5,673	39.3
Total	989	100.0	$555,292	100.0	14,440	100.0

(1)	Credit rating may reflect the credit rating of the parent or a guarantor. Where differences exist between the Standard & Poor's credit rating for a tenant and the Moody's credit rating for a tenant, the higher credit rating is selected for this analysis.
(2)	The classification of a tenant as "not rated" is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating. Included in this category are such tenants as Piper Sandler, Ernst & Young, KPMG, BDO, and RaceTrac Petroleum.

Piedmont Office Realty Trust, Inc.
Leased Percentage Information
(in thousands)

	Three Months Ended			Three Months Ended
	December 31, 2022			December 31, 2021
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of September 30, 20xx	14,606	16,832	86.8%	14,106	16,428	85.9%
Leases signed during the period	433			399
Less:
Lease renewals signed during period	(284)			(198)
New leases signed during period for currently occupied space	—			(36)
Leases expired during period and other	(144)	1		(164)	1
Subtotal	14,611	16,833	86.8%	14,107	16,429	85.9%
Acquisitions and properties placed in service during period (2)	—	—		476	622
Dispositions and properties taken out of service during period (2)	(171)	(175)		—	—
As of December 31, 20xx	14,440	16,658	86.7%	14,583	17,051	85.5%

	Twelve Months Ended			Twelve Months Ended
	December 31, 2022			December 31, 2021
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of December 31, 20xx	14,583	17,051	85.5%	14,260	16,428	86.8%
Leases signed during the period	2,153			2,250
Less:
Lease renewals signed during period	(1,404)			(1,521)
New leases signed during period for currently occupied space	(66)			(144)
Leases expired during period and other	(713)	16		(738)	1
Subtotal	14,553	17,067	85.3%	14,107	16,429	85.9%
Acquisitions and properties placed in service during period (2)	663	691		476	622
Dispositions and properties taken out of service during period (2)	(776)	(1,100)		—	—
As of December 31, 20xx	14,440	16,658	86.7%	14,583	17,051	85.5%

Same Store Analysis
Less acquisitions / dispositions after December 31, 2021 and developments / out-of-service redevelopments (2) (3)	(669)	(691)	96.8%	(776)	(1,099)	70.6%
Same Store Leased Percentage	13,771	15,967	86.2%	13,807	15,952	86.6%

(1)	Calculated as square footage associated with commenced leases as of period end with the addition of square footage associated with uncommenced leases for spaces vacant as of period end at our in-service properties, divided by total rentable in-service square footage as of period end, expressed as a percentage.
(2)	For additional information on acquisitions and dispositions completed during the last year and current developments and out-of-service redevelopments, please refer to pages 32 and 33, respectively.
(3)	Dispositions completed during the previous twelve months are deducted from the previous period data and acquisitions completed during the previous twelve months are deducted from the current period data. Redevelopments that commenced during the previous twelve months that were taken out of service are deducted from the previous period data and developments and previously out of service redevelopments that were placed in service during the previous twelve months are deducted from the current period data.

Piedmont Office Realty Trust, Inc.
Rental Rate Roll Up / Roll Down Analysis (1)
(in thousands)

	Three Months Ended
	December 31, 2022
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3)

Leases executed for spaces vacant one year or less	236	54.5%	1.4%	6.5%	11.5%	(4)
Leases executed for spaces excluded from analysis (5)	197	45.5%

	Twelve Months Ended
	December 31, 2022
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3)

Leases executed for spaces vacant one year or less	1,258	58.4%	7.6%	9.7%	17.2%
Leases executed for spaces excluded from analysis (5)	895	41.6%

(1)	The populations analyzed for this analysis consist of consolidated leases executed during the relevant period with lease terms of greater than one year. Leases associated with storage spaces, retail spaces, management offices, and newly acquired assets for which there is less than one year of operating history, along with percentage rent leases, are excluded from this analysis.
(2)	For the purposes of this analysis, the last twelve months of cash paying rents of the previous leases are compared to the first twelve months of cash paying rents of the new leases in order to calculate the percentage change.
(3)	For the purposes of this analysis, the accrual basis rents of the previous leases are compared to the accrual basis rents of the new leases in order to calculate the percentage change. For newly signed leases which have variations in accrual basis rents, whether because of known future expansions, contractions, lease expense recovery structure changes, or other similar reasons, the weighted average of such varying accrual basis rents is used for the purposes of this analysis.
(4)	The results for the three months ended December 31, 2022 were influenced by a large lease transaction, an approximately 58,000 square foot lease extension and expansion with Institute for Justice at Arlington Gateway in Arlington, VA. Ignoring this transaction, the percentage changes in cash and accrual rents for the remainder of the analysis population for the three months ended December 31, 2022 were 10.7% and 15.2%, respectively.
(5)	Represents leases signed at our consolidated office assets that do not qualify for inclusion in the analysis, primarily because the spaces for which the new leases were signed had been vacant for more than one year.

Piedmont Office Realty Trust, Inc.
Lease Expiration Schedule
As of December 31, 2022
(in thousands)

Expiration Year	Annualized Lease Revenue (1)	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Vacant	$—	—	2,218	13.3
2023 (2)	40,507	7.3	1,283	7.7
2024 (3)	70,434	12.7	2,017	12.1
2025	66,082	11.9	1,704	10.2
2026	59,821	10.8	1,560	9.4
2027	54,486	9.8	1,454	8.7
2028	66,743	12.0	1,786	10.7
2029	39,186	7.1	974	5.9
2030	24,224	4.4	674	4.1
2031	23,070	4.1	587	3.5
2032	22,391	4.0	567	3.4
2033	10,347	1.9	231	1.4
2034	15,581	2.8	423	2.5
Thereafter	62,420	11.2	1,180	7.1
Total / Weighted Average	$555,292	100.0	16,658	100.0

Average Lease Term Remaining
12/31/2022	5.6 years
12/31/2021	6.0 years

(1)	Annualized rental income associated with each newly executed lease for currently occupied space is incorporated herein only at the expiration date for the current lease. Annualized rental income associated with each such new lease is removed from the expiry year of the current lease and added to the expiry year of the new lease. These adjustments effectively incorporate known roll ups and roll downs into the expiration schedule.
(2)	Includes leases with an expiration date of December 31, 2022, comprised of approximately 88,000 square feet and Annualized Lease Revenue of $3.6 million.
(3)	Leases and other revenue-producing agreements on a month-to-month basis, comprised of approximately 25,000 square feet and Annualized Lease Revenue of $1.0 million, are assigned a lease expiration date of a year and a day beyond the period end date.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Quarter
As of December 31, 2022
(in thousands)

	Q1 2023 (1)		Q2 2023		Q3 2023		Q4 2023
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)

Atlanta	65	$2,132	41	$1,526	37	$1,263	108	$4,133
Boston	100	4,145	15	679	6	142	—	—
Dallas	168	5,622	67	2,320	22	677	102	4,092
Minneapolis	33	955	10	444	12	507	289	6,373
New York	2	96	—	—	34	1,875	—	—
Orlando	33	1,087	—	—	3	82	71	1,856
Washington, D.C.	49	2,641	11	690	1	53	—	20
Other	—	—	—	—	—	—	4	68
Total / Weighted Average (3)	450	$16,678	144	$5,659	115	$4,599	574	$16,542

(1)
Includes leases with an expiration date of December 31, 2022, comprised of approximately 88,000 square feet and expiring lease revenue of $3.7 million. No such adjustments are made to other periods presented.

(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)	Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on the previous page as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Year
As of December 31, 2022
(in thousands)

	12/31/2023 (1)		12/31/2024		12/31/2025		12/31/2026		12/31/2027
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)
Atlanta	250	$9,053	323	$11,550	421	$14,087	464	$17,152	607	$22,291
Boston	121	4,966	19	767	145	5,098	14	433	23	637
Dallas	360	12,712	243	9,413	609	25,273	342	10,900	204	6,768
Minneapolis	345	8,280	904	31,816	250	9,772	40	1,465	218	7,416
New York	36	1,971	2	156	9	496	313	15,212	15	709
Orlando	106	3,024	348	7,690	238	7,684	284	9,444	212	7,410
Washington, D.C.	61	3,404	178	9,051	32	2,370	103	5,187	175	9,237
Other	4	68	—	5	—	—	—	—	—	6
Total / Weighted Average (3)	1,283	$43,478	2,017	$70,448	1,704	$64,780	1,560	$59,793	1,454	$54,474

(1)
Includes leases with an expiration date of December 31, 2022, comprised of approximately 88,000 square feet and expiring lease revenue of $3.7 million. No such adjustments are made to other periods presented.

(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)
Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on page 25 as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Contractual Tenant Improvements and Leasing Commissions

	Three Months Ended December 31, 2022		Twelve Months Ended December 31, 2022		For the Year Ended			2019 to 2022 (Weighted Average Total)
					2021	2020	2019
Total Leasing Transactions
Square feet	431,979		2,142,852		2,247,366	1,103,248	2,730,332	8,223,798
Tenant improvements per square foot per year of lease term (1)	$4.05		$3.22		$2.78	$4.30	$4.21	$3.61
Leasing commissions per square foot per year of lease term	$2.75		$2.22		$1.67	$1.89	$1.70	$1.82
Total per square foot per year of lease term	$6.80	(2)	$5.44	(2)	$4.45	$6.19	$5.91	$5.43
Less Adjustment for Commitment Expirations (3)
Expired tenant improvements (not paid out) per square foot per year of lease term	-$0.27		-$0.10		-$0.20	-$0.40	-$0.05	-$0.14

Adjusted total per square foot per year of lease term	$6.53		$5.34		$4.25	$5.79	$5.86	$5.29

NOTE:	This information is presented for our consolidated office assets only and excludes activity associated with storage and license spaces.
(1)	For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.
(2)	During the fourth quarter of 2022, we completed one significant lease (amounting to approximately 58,000 square feet in total) in the Washington, DC market with a large capital commitment. If the costs associated with this lease were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for total leases completed during the three months and the twelve months ended December 31, 2022 would be $6.06 and $5.21, respectively.
(3)	The Company has historically reported the maximum amount of capital to which it committed in leasing transactions as of the signing of the leases with no subsequent updates for variations and/or changes in tenants' uses of tenant improvement allowances. Many times, tenants do not fully use the allowances provided in their leases or let portions of their tenant improvement allowances expire. In an effort to provide additional clarity on the actual costs of completed leasing transactions, tenant improvement allowances that expired or became no longer available to tenants are disclosed in this section and are deducted from the capital commitments per square foot of leased space in the periods in which they expired in an effort to provide a better estimation of leasing transaction costs over time.

Piedmont Office Realty Trust, Inc.
Geographic Diversification
As of December 31, 2022
($ and square footage in thousands)

Location	Number of Properties	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Leased Square Footage	Percent Leased (%)
Atlanta	11	$150,082	27.0	4,717	28.3	4,026	85.4
Dallas	13	105,775	19.1	3,524	21.2	2,891	82.0
Washington, D.C.	6	67,353	12.1	1,620	9.7	1,286	79.4
Minneapolis	6	66,378	12.0	2,104	12.6	1,938	92.1
Orlando	6	57,756	10.4	1,764	10.6	1,681	95.3
New York	1	47,132	8.5	1,045	6.3	903	86.4
Boston	6	41,684	7.5	1,270	7.6	1,155	90.9
Other	2	19,132	3.4	614	3.7	560	91.2
Total / Weighted Average	51	$555,292	100.0	16,658	100.0	14,440	86.7

Piedmont Office Realty Trust, Inc.
Geographic Diversification by Location Type
As of December 31, 2022
(square footage in thousands)

		CBD				URBAN INFILL / SUBURBAN				TOTAL
Location	State	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Atlanta	GA	2	9.7	1,314	7.9	9	17.3	3,403	20.4	11	27.0	4,717	28.3
Dallas	TX	—	—	—	—	13	19.1	3,524	21.2	13	19.1	3,524	21.2
Washington, D.C.	DC, VA	3	5.3	722	4.3	3	6.8	898	5.4	6	12.1	1,620	9.7
Minneapolis	MN	1	6.1	937	5.6	5	5.9	1,167	7.0	6	12.0	2,104	12.6
Orlando	FL	4	8.6	1,455	8.8	2	1.8	309	1.8	6	10.4	1,764	10.6
New York	NY	1	8.5	1,045	6.3	—	—	—	—	1	8.5	1,045	6.3
Boston	MA	—	—	—	—	6	7.5	1,270	7.6	6	7.5	1,270	7.6
Other		—	—	—	—	2	3.4	614	3.7	2	3.4	614	3.7
Total / Weighted Average		11	38.2	5,473	32.9	40	61.8	11,185	67.1	51	100.0	16,658	100.0

Piedmont Office Realty Trust, Inc.
Industry Diversification
As of December 31, 2022
($ and square footage in thousands)

				Percentage of
	Number of	Percentage of Total	Annualized Lease	Annualized Lease	Leased Square	Percentage of Leased
Industry	Tenants	Tenants (%)	Revenue	Revenue (%)	Footage	Square Footage (%)
Business Services	87	11.9	$85,722	15.4	2,271	15.7
Engineering, Accounting, Research, Management & Related Services	103	14.0	75,259	13.6	1,908	13.2
Legal Services	82	11.2	56,307	10.1	1,412	9.8
Governmental Entity	6	0.8	47,357	8.5	939	6.5
Depository Institutions	20	2.7	37,759	6.8	1,037	7.2
Real Estate	50	6.8	27,855	5.0	835	5.8
Miscellaneous Retail	9	1.2	22,994	4.1	562	3.9
Holding and Other Investment Offices	35	4.8	20,007	3.6	502	3.5
Oil and Gas Extraction	4	0.5	19,327	3.5	561	3.9
Security & Commodity Brokers, Dealers, Exchanges & Services	49	6.7	17,741	3.2	467	3.2
Health Services	30	4.1	16,489	3.0	424	2.9
Automotive Repair, Services & Parking	7	1.0	12,819	2.3	4	—
Insurance Agents, Brokers & Services	19	2.6	11,769	2.1	353	2.4
Membership Organizations	16	2.2	9,932	1.8	197	1.4
Eating & Drinking Places	31	4.2	8,393	1.5	221	1.5
Other	186	25.3	85,562	15.5	2,747	19.1
Total	734	100.0	$555,292	100.0	14,440	100.0

Piedmont Office Realty Trust, Inc.
Property Investment Activity
As of December 31, 2022
($ and square footage in thousands)

Acquisitions Completed During Prior Year and Current Year

Property	Market / Submarket	Acquisition Period	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Percent Leased at Acquisition (%)
999 Peachtree Street	Atlanta / Midtown	Q4 2021	100	1987	$223,900	622	77
Galleria Atlanta Land	Atlanta / Northwest	Q4 2021	100	N/A	4,000	N/A	N/A
1180 Peachtree Street	Atlanta / Midtown	Q3 2022	100	2005	465,665	691	96
Total / Weighted Average					$693,565	1,313	87

Dispositions Completed During Prior Year and Current Year

Property	Market / Submarket	Disposition Period	Percent Ownership (%)	Year Built	Sale Price	Rentable Square Footage	Percent Leased at Disposition (%)
Two Pierce Place	Chicago / Northwest	Q1 2022	100	1991	$24,000	485	34
225 and 235 Presidential Way	Boston / Route 128	Q1 2022	100	2001 and 2000	129,000	440	100
Cambridge Portfolio	Boston / Cambridge	Q4 2022	100	Various	160,225	175	94
Total / Weighted Average					$313,225	1,100	70

Piedmont Office Realty Trust, Inc.
Other Investments
As of December 31, 2022
($ and square footage in thousands)

Developable Land Parcels

Property	Market / Submarket	Adjacent Piedmont Project	Acres	Real Estate Book Value
Gavitello	Atlanta / Buckhead	The Medici	2.0	$2,605
Glenridge Highlands Three	Atlanta / Central Perimeter	Glenridge Highlands	3.0	2,015
Galleria Atlanta	Atlanta / Northwest	Galleria	16.3	24,240
State Highway 161	Dallas / Las Colinas	Las Colinas Corporate Center	4.5	3,320
Royal Lane	Dallas / Las Colinas	6011, 6021 & 6031 Connection Drive	10.6	2,837
John Carpenter Freeway	Dallas / Las Colinas	750 West John Carpenter Freeway	3.5	1,000
Galleria Dallas	Dallas / Lower North Tollway	Galleria Office Towers	1.9	5,770
TownPark	Orlando / Lake Mary	400 & 500 TownPark Commons	18.9	9,116
Total			60.7	$50,903

Out-of-Service Redevelopment

Property	Market / Submarket	Adjacent Piedmont Property	Construction Type	Percent Leased (%)	Square Feet	Current Asset Basis (Accrual)
222 South Orange Avenue (1)	Orlando / CBD	200 South Orange Avenue	Redevelopment	14.6	127	$24.6 million

(1)	The property was acquired on October 29, 2020 and was vacant at the time of acquisition. It shares a common lobby and atrium with the Company's 200 South Orange Avenue property. The redevelopment includes an enhanced window line and balconies, allowing more light and air into tenant spaces, along with renovations to the lobby, common areas and restrooms.

Piedmont Office Realty Trust, Inc.
Supplemental Definitions

Included below are definitions of various terms used throughout this supplemental report, including definitions of certain non-GAAP financial measures and the reasons why the Company’s management believes these measures provide useful information to investors about the Company’s financial condition and results of operations. Reconciliations of any non-GAAP financial measures defined below are included beginning on page 36.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for joint ventures, if any. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Annualized Lease Revenue ("ALR"): ALR is calculated by multiplying (i) rental payments (defined as base rent plus operating expense reimbursements, if payable by the tenant on a monthly basis under the terms of a lease that has been executed, but excluding a) rental abatements and b) rental payments related to executed but not commenced leases for space that was covered by an existing lease), by (ii) 12. In instances in which contractual rents or operating expense reimbursements are collected on an annual, semi-annual, or quarterly basis, such amounts are multiplied by a factor of 1, 2, or 4, respectively, to calculate the annualized figure. For leases that have been executed but not commenced relating to un-leased space, ALR is calculated by multiplying (i) the monthly base rental payment (excluding abatements) plus any operating expense reimbursements for the initial month of the lease term, by (ii) 12. Unless stated otherwise, this measure excludes revenues associated with development properties and properties taken out of service for redevelopment, if any.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain infrequent or non-recurring items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

EBITDA: EBITDA is defined as net income before interest, taxes, depreciation and amortization.
EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investment in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, along with appropriate adjustments to those reconciling items for joint ventures, if any. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Gross Assets: Gross Assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.

Gross Real Estate Assets: Gross Real Estate Assets is defined as total real estate assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets.
Incremental Capital Expenditures: Incremental Capital Expenditures are defined as capital expenditures of a non-recurring nature that incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives ("Leasing Costs") incurred to lease space that was vacant at acquisition, Leasing Costs for spaces vacant for greater than one year, Leasing Costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building, renovations that change the underlying classification of a building, and deferred building maintenance capital identified at and completed shortly after acquisition are included in this measure.

Non-Incremental Capital Expenditures: Non-Incremental Capital Expenditures are defined as capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure, in addition to other capital expenditures that qualify as Incremental Capital Expenditures, as defined above.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of non-cash general reserve for uncollectible accounts, straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.

Same Store Properties: Same Store Properties is defined as those properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store Properties excludes land assets.

Piedmont Office Realty Trust, Inc.
Research Coverage

Equity Research Coverage

Dylan Burzinski	Anthony Paolone, CFA	David Rodgers, CFA	Michael Lewis, CFA
Green Street Advisors	JP Morgan	Robert W. Baird & Co.	Truist Securities
100 Bayview Circle, Suite 400	383 Madison Avenue	200 Public Square	711 Fifth Avenue, 4th Floor
Newport Beach, CA 92660	32nd Floor	Suite 1650	New York, NY 10022
Phone: (949) 640-8780	New York, NY 10179	Cleveland, OH 44114	Phone: (212) 319-5659
	Phone: (212) 622-6682	Phone: (216) 737-7341

Fixed Income Research Coverage

Mark S. Streeter, CFA
JP Morgan
383 Madison Avenue
3rd Floor
New York, NY 10179
Phone: (212) 834-5086

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations, and Adjusted Funds From Operations Reconciliations
Unaudited (in thousands)

	Three Months Ended					Twelve Months Ended
	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021	12/31/2022	12/31/2021

GAAP net income / (loss) applicable to common stock	$75,569	$3,331	$7,966	$59,964	$(31,750)	$146,830	$(1,153)
Depreciation	34,587	34,743	32,187	31,332	31,756	132,849	119,629
Amortization	23,905	23,278	21,468	22,240	22,003	90,891	85,946
Impairment loss	25,981	—	—	—	41,000	25,981	41,000
Loss / (gain) on sale of properties	(101,055)	—	(1)	(50,673)	—	(151,729)	—
NAREIT funds from operations applicable to common stock	58,987	61,352	61,620	62,863	63,009	244,822	245,422
Adjustments:
Severance costs associated with fourth quarter 2022 management reorganization	2,248	—	—	—	—	2,248	—
Core funds from operations applicable to common stock	61,235	61,352	61,620	62,863	63,009	247,070	245,422
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	926	922	763	778	781	3,389	2,857
Depreciation of non real estate assets	191	189	175	173	187	728	949
Straight-line effects of lease revenue	(2,356)	(3,268)	(3,029)	(2,577)	(1,939)	(11,230)	(10,566)
Stock-based compensation adjustments	1,717	1,950	1,718	(552)	2,772	4,833	7,924
Amortization of lease-related intangibles	(3,713)	(3,542)	(3,009)	(3,162)	(3,098)	(13,426)	(11,290)
Non-incremental capital expenditures
Building/Construction/Development	(3,967)	(6,897)	(4,748)	(3,506)	(7,660)	(19,118)	(33,410)
Tenant Improvements	(2,934)	(3,146)	(3,402)	(11,506)	(10,223)	(20,989)	(28,892)
Leasing Costs	(4,017)	(4,078)	(1,188)	(3,935)	(4,430)	(13,217)	(12,860)
Adjusted funds from operations applicable to common stock	$47,082	$43,482	$48,900	$38,576	$39,399	$178,040	$160,134

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended					Twelve Months Ended
	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021	12/31/2022	12/31/2021

Net income / (loss) applicable to Piedmont	$75,569	$3,331	$7,966	$59,964	$(31,750)	$146,830	$(1,153)
Net income / (loss) applicable to noncontrolling interest	1	—	(1)	—	(5)	—	(14)
Interest expense	20,739	17,244	13,775	13,898	13,917	65,656	51,292
Depreciation	34,778	34,931	32,362	31,505	31,943	133,577	120,578
Amortization	23,905	23,278	21,468	22,240	22,003	90,891	85,946
Depreciation and amortization attributable to noncontrolling interests	20	21	22	22	22	85	84
Impairment loss	25,981	—	—	—	41,000	25,981	41,000
(Gain) / loss on sale of properties	(101,055)	—	(1)	(50,673)	—	(151,729)	—
EBITDAre	79,938	78,805	75,591	76,956	77,130	311,291	297,733
Severance costs associated with fourth quarter 2022 management reorganization	2,248	—	—	—	—	2,248	—
Core EBITDA	82,186	78,805	75,591	76,956	77,130	313,539	297,733
General & administrative expenses	5,668	6,590	7,027	7,595	7,835	26,879	30,252
Non-cash general reserve for uncollectible accounts	(1,000)	(1,000)	(1,000)	—	(965)	(3,000)	(553)
Management fee revenue	(261)	(177)	(203)	(362)	(323)	(1,004)	(1,269)
Other (income) / expense	(193)	(119)	273	(1,808)	(2,667)	(1,847)	(9,089)
Straight-line effects of lease revenue	(2,356)	(3,268)	(3,029)	(2,577)	(1,939)	(11,230)	(10,566)
Straight-line effects of lease revenue attributable to noncontrolling interests	(4)	(4)	(1)	(1)	1	(10)	3
Amortization of lease-related intangibles	(3,713)	(3,542)	(3,009)	(3,162)	(3,098)	(13,426)	(11,290)
Property net operating income (cash basis)	80,327	77,285	75,649	76,641	75,974	309,901	295,221
Deduct net operating (income) / loss from:
Acquisitions	(7,928)	(5,423)	(2,673)	(2,697)	(2,460)	(18,720)	(2,460)
Dispositions	(2,342)	(2,587)	(2,704)	(3,080)	(4,555)	(10,714)	(17,572)
Other investments	224	211	138	189	217	763	841
Same store net operating income (cash basis)	$70,281	$69,486	$70,410	$71,053	$69,176	$281,230	$276,030

Piedmont Office Realty Trust, Inc.
In-Service Portfolio Detail (1)
As of December 31, 2022
(in thousands)

Project Name	Energy Star Certification	LEED Certification	BOMA 360 Certification	Percent Ownership	Number of Buildings	Rentable Square Footage Owned	Percent Leased	Commenced Leased Percentage	Economic Leased Percentage (2)	Annualized Lease Revenues

Atlanta
999 Peachtree Street	✓	✓	✓	100.0%	1	623	85.6%	81.1%	72.7%	20,614
1180 Peachtree Street	✓	✓	✓	100.0%	1	691	96.8%	96.1%	87.7%	33,148
Galleria	✓		✓	100.0%	5	2,156	78.7%	73.3%	68.9%	54,775
Glenridge Highlands	✓	✓	✓	100.0%	2	714	93.7%	93.1%	92.4%	24,031
1155 Perimeter Center West	✓	✓	✓	100.0%	1	377	83.0%	83.0%	80.6%	12,016
The Medici	✓		✓	100.0%	1	156	93.6%	93.6%	93.6%	5,498
Metropolitan Area Subtotal / Weighted Average					11	4,717	85.4%	82.1%	77.5%	150,082
Boston
5 Wall Street	✓	✓	✓	100.0%	1	182	100.0%	100.0%	100.0%	7,208
Wayside Office Park	✓		✓	100.0%	2	473	100.0%	93.0%	93.0%	18,367
25 Burlington Mall Road	✓		✓	100.0%	1	291	83.8%	82.5%	77.3%	10,045
80 & 90 Central Street	✓		✓	100.0%	2	324	79.0%	71.3%	61.1%	6,064
Metropolitan Area Subtotal / Weighted Average					6	1,270	90.9%	86.1%	82.3%	41,684
Dallas
Galleria Office Towers	✓	✓	✓	100.0%	3	1,431	87.6%	87.4%	86.4%	49,999
One Lincoln Park	✓	✓	✓	100.0%	1	256	76.2%	76.2%	56.6%	7,584
Park Place on Turtle Creek	✓		✓	100.0%	1	177	81.4%	79.7%	76.8%	6,660
6565 North MacArthur Boulevard	✓	✓	✓	100.0%	1	256	80.1%	80.1%	78.1%	6,307
750 West John Carpenter Freeway	✓	✓	✓	100.0%	1	307	71.3%	68.7%	68.7%	6,759
6011, 6021 & 6031 Connection Drive	✓		✓	100.0%	3	606	91.9%	91.9%	83.2%	18,604
Las Colinas Corporate Center	✓		✓	100.0%	3	491	64.8%	62.5%	61.9%	9,862
Metropolitan Area Subtotal / Weighted Average					13	3,524	82.0%	81.4%	77.7%	105,775
Minneapolis
US Bancorp Center	✓	✓	✓	100.0%	1	937	92.4%	91.4%	89.5%	34,005
One & Two Meridian Crossings	✓		✓	100.0%	2	384	94.3%	94.3%	94.3%	11,909
Crescent Ridge II	✓	✓	✓	100.0%	1	301	86.4%	72.1%	69.8%	8,908
Norman Pointe I	✓		✓	100.0%	1	214	85.0%	85.0%	84.1%	6,059
9320 Excelsior Boulevard				100.0%	1	268	100.0%	100.0%	100.0%	5,497
Metropolitan Area Subtotal / Weighted Average					6	2,104	92.1%	89.6%	88.4%	66,378
New York
60 Broad Street			✓	100.0%	1	1,045	86.4%	86.4%	86.3%	47,132
Metropolitan Area Subtotal / Weighted Average					1	1,045	86.4%	86.4%	86.3%	47,132

Project Name	Energy Star Certification	LEED Certification	BOMA 360 Certification	Percent Ownership	Number of Buildings	Rentable Square Footage Owned	Percent Leased	Commenced Leased Percentage	Economic Leased Percentage (2)	Annualized Lease Revenues

Orlando
200 South Orange Avenue	✓	✓	✓	100.0%	1	653	93.0%	84.1%	75.0%	22,250
CNL Center I & II	✓		✓	99.0%	2	620	94.0%	94.0%	86.3%	23,853
501 West Church Street				100.0%	1	182	100.0%	100.0%	100.0%	1,741
400 & 500 TownPark Commons	✓	✓	✓	100.0%	2	309	100.0%	100.0%	100.0%	9,912
Metropolitan Area Subtotal / Weighted Average					6	1,764	95.3%	92.0%	85.9%	57,756
Washington, D.C.
4250 North Fairfax Drive	✓	✓	✓	100.0%	1	308	86.0%	86.0%	86.0%	13,379
Arlington Gateway	✓	✓	✓	100.0%	1	329	89.4%	87.8%	79.0%	15,307
3100 Clarendon Boulevard	✓	✓	✓	100.0%	1	261	82.4%	82.4%	78.5%	9,238
1201 & 1225 Eye Street	✓	✓	✓	(3)	2	496	69.2%	69.2%	67.9%	20,976
400 Virginia Avenue	✓		✓	100.0%	1	226	74.8%	74.8%	74.8%	8,453
Metropolitan Area Subtotal / Weighted Average					6	1,620	79.4%	79.1%	76.3%	67,353
Other
Enclave Place	✓	✓	✓	100.0%	1	301	100.0%	100.0%	100.0%	11,130
1430 Enclave Parkway	✓	✓	✓	100.0%	1	313	82.7%	82.7%	81.8%	8,002
Metropolitan Area Subtotal / Weighted Average					2	614	91.2%	91.2%	90.7%	19,132

Grand Total					51	16,658	86.7%	84.6%	81.1%	555,292

(1)	This schedule includes information for Piedmont's in-service portfolio of properties only. Information on investments excluded from this schedule can be found on page 33.
(2)	Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements).
(3)	Piedmont owns 98.6% of 1201 Eye Street and 98.1% of 1225 Eye Street; however, it is entitled to 100% of the cash flows for each asset pursuant to the terms of each property ownership entity's joint venture agreement.

Piedmont Office Realty Trust, Inc.
Major Leases Not Yet Commenced and Major Abatements

As of December 31, 2022, the Company had approximately 1,140,000 square feet of executed leases for vacant space yet to commence or under rental abatement.

Presented below is a schedule of uncommenced new leases greater than 50,000 square feet and their anticipated commencement dates. Lease renewals are excluded from this schedule.

Tenant	Property	Market	Square Feet Leased	Space Status	Estimated Commencement Date	New / Expansion
Kimley-Horn and Associates	200 and 222 South Orange Avenue	Orlando	61,348	Vacant	Q4 2023	New
Brand Industrial Services	Galleria 600	Atlanta	50,380	Vacant	Q1 2023	New

Presented below is a schedule of leases with abatements of 50,000 square feet or greater that either were under abatement as of December 31, 2022 or will be under abatement within the next twelve months.

Tenant	Property	Market	Abated Square Feet	Lease Commencement Date	Remaining Abatement Schedule	Lease Expiration
Builders FirstSource	6031 Connection Drive	Dallas	55,456	Q3 2022	July 2022 through June 2023	Q2 2035
CVS Caremark	750 West John Carpenter Freeway	Dallas	81,870	Q1 2023	January, February and April 2023	Q4 2028
Brand Industrial Services	Galleria 600	Atlanta	50,380	Q1 2023	March 2023 through February 2024; March 2025	Q3 2034
Kimley-Horn and Associates	200 and 222 South Orange Avenue	Orlando	61,348	Q4 2023	November 2023 through October 2024	Q4 2034

Piedmont Office Realty Trust, Inc.
Supplemental Operating & Financial Data
Risks, Uncertainties and Limitations

Certain statements contained in this supplemental package constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” "estimate," “believe,” “continue” or similar words or phrases that indicate predictions of future events or trends or that do not relate solely to historical matters. Examples of such statements in this supplemental package include: the Company's estimated range of Net Income, Depreciation, Amortization, Core FFO and Core FFO per diluted share for the year ending December 31, 2023. These statements are based on beliefs and assumptions of Piedmont’s management, which in turn are based on information available at the time the statements are made.
The following are some of the factors that could cause our actual results and expectations to differ materially from those described in our forward-looking statements: economic, regulatory, socio-economic (including work from home), technological (e.g. Metaverse, Zoom, etc.), and other changes that impact the real estate market generally, the office sector or the patterns of use of commercial office space in general, or the markets where we primarily operate or have high concentrations of annualized lease revenue; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; lease terminations, lease defaults, lease contractions, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; impairment charges on our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to implement successful redevelopment and development strategies or identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including economic changes, such as rising interest rates, which could impact the number of buyers/sellers of our target properties, and regulatory restrictions to which real estate investment trusts ("REITs") are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays, including the potential of supply chain disruptions, and resultant increased costs and risks; future acts of terrorism, civil unrest, or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against any of our properties or our tenants; risks related to the occurrence of cyber incidents, or a deficiency in our cybersecurity, which could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships; costs of complying with governmental laws and regulations, including environmental standards imposed on office building owners; uninsured losses or losses in excess of our insurance coverage, and our inability to obtain adequate insurance coverage at a reasonable cost; additional risks and costs associated with directly managing properties occupied by government tenants, such as potential changes in the political environment, a reduction in federal or state funding of our governmental tenants, or an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in the method pursuant to which the London Interbank Offered Rate ("LIBOR") and the Secured Overnight Financing Rate are determined and the planned phasing out of United States dollar LIBOR after June 2023; changing capital reserve requirements on our lenders and rapidly rising interest rates in the public bond markets could impact our ability to finance properties or refinance existing debt or significantly increase operating/financing costs; the effect of future offerings of debt or equity securities on the value of our common stock; additional risks and costs associated with inflation and continuing increases in the rate of inflation, including the possibility of a recession that could negatively impact our operations and the operations of our tenants and their ability to pay rent; uncertainties associated with environmental and regulatory matters; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect important supply chains and international trade, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by tenants in particular industries, such as oil and gas, hospitality, travel, co-working, etc., including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or other tax law changes which may adversely affect our stockholders; the future effectiveness of our internal controls and procedures; actual or threatened public health epidemics or outbreaks, such as experienced during the COVID-19 pandemic, as well as governmental and private measures taken to combat such health crises, could have a material adverse effect on our business operations and financial results; the adequacy of our general reserve related to tenant lease-related assets or the establishment of any other reserve in the future; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s most recent Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplemental report. We cannot guarantee the accuracy of any such forward-looking statements contained in this supplemental report, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

PIEDMONT
OFFICE REALTY TRUST

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